Monsanto Company
800 North Lindbergh Blvd
St. Louis, Missouri 63167
Release	Immediately

Contact	Media: Lee Quarles (314-694-2330) Investors: Scarlett Foster (314-694-8148)

MONSANTO INCREASES 2008 EARNINGS-PER-SHARE GUIDANCE, WITH GROWTH CONTINUING FROM THE COMPANY’S SEEDS-AND-TRAITS AND ROUNDUP BUSINESSES

ST. LOUIS (Oct. 2, 2008) - Monsanto Company (MON: NYSE) today raised its fiscal year 2008 earnings-per-share (EPS) guidance again, citing a strong conclusion to the fiscal year from its Roundup and other glyphosate-related herbicide business paired with the previously announced better-than-anticipated seeds-and-traits performance.
Monsanto indicated that it now expected ongoing EPS guidance for 2008 in the range of $3.64 and revised its reported EPS guidance in the range of $3.59.  In mid-September, the company indicated it expected ongoing EPS guidance in the range of $3.58 to $3.60, with reported EPS in the range of $3.49 to $3.51.
“Our business continues to be strong on all fronts, and that’s reflected in both our performance and in our confidence in our outlook going forward,” said Hugh Grant, Monsanto’s chairman, president and chief executive officer.  “Our Roundup business continues to represent a sustainable platform that we can pair with the accelerated growth in our seeds-and-traits business to more than double the size of our total company gross profit from 2007 to 2012.”

Increased Outlook for Roundup
As a part of the announcement on the year-end expectations today, Monsanto also increased the targets for the 2009 fiscal year and its 2012 long-term targets for the Roundup business.
Previously, Monsanto indicated it expected the full year gross profit contribution from Roundup for 2009 to be in the range of $2.1 billion to $2.2 billion. Given additional clarity going into fiscal year 2009, Monsanto now expects that Roundup will generate in the range of $2.3 billion to $2.4 billion in gross profit in fiscal year 2009.  The company also increased the 2012 gross-profit target to $1.9 billion from its original target of $1.8 billion.
Monsanto recently completed a comprehensive analysis of the worldwide glyphosate industry through 2012, noting a number of key contributors to the company’s increased expectations:

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The company’s expectation for Roundup is based on a branded price level in the range of $16 to $18 per gallon, which is slightly lower than branded price range for the recently completed 2008 fiscal year.

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As anticipated, the global supply-demand environment has been coming into balance. On the volume side, demand is expected to continue to increase globally in the single-digit range through the 2012 horizon.

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The revised outlook for the business continues to anticipate additional glyphosate supply entering the market – both from increases in Monsanto’s capacity and from competitive sources to meet the demand growth.

•	Monsanto has been the lowest-cost producer of Roundup herbicide for more than 35 years. Phosphorus-related costs represent less than 10 percent of Monsanto’s cost of goods for Roundup production.
“The analysis we’ve done on the worldwide glyphosate industry continues to confirm for us that there is a growing market whose fundamental cost structure has changed,” said Grant.
“From the perspective of Monsanto’s business, it’s important to be clear that Roundup alone does not drive Monsanto’s growth plan.  Our ability to more than double the size our of total company gross profit from 2007 to 2012 is a function of the accelerated opportunity we see in our global seeds and traits business,” said Grant.
Grant noted that the increased guidance for 2008 reflects previously communicated better-than-anticipated results from its seeds-and-traits business.  The company reiterated that its corn seeds and traits platform was expected to continue to drive growth in 2009, with a target of 25 to 30 percent gross profit growth over its increased 2007 performance.
Monsanto will report its complete fourth-quarter and full-year 2008 financial results, including its 2009 outlook on Oct. 8.  Financial results and supporting information for the earnings release will be available through the investor section of Monsanto's website at http://www.monsanto.com/investors.

About Monsanto Company
Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy. To learn more about our business and our commitments, please visit: www.monsanto.com.

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Monsanto Company Cautionary Statements Regarding Forward-Looking Information:
Certain statements contained in this release are "forward-looking statements," such as statements concerning Monsanto's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent report on Forms 10-Q and 10-K. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1)	Reconciliation of EPS to Ongoing EPS: Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2008 Target	Previous Fiscal Year 2008 Target
Diluted Earnings per Share	$3.59	$3.49 - $3.51
Income on Discontinued Operations	$(0.03)	$(0.03)
In-Process R&D Write-Off Related to the De Ruiter Acquisition	$0.31	$0.35
Solutia Claim Settlement	$(0.23)	$(0.23)
Diluted Earnings per Share from Ongoing Basis	$3.64	$3.58 - $3.60
(A)	Previous 2008 guidance and fiscal year 2007 results are updated to reflect discontinued operations of Monsanto’s dairy business.

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